Exhibit 99.1

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of Welltower Inc. (“Welltower”) has adopted these Corporate Governance Guidelines (the “Guidelines”) to promote the effective functioning of the Board and its committees. These Guidelines, along with the Certificate of Incorporation, By-Laws and Board committee charters, provide the framework for the governance of Welltower.

H. BOARD LEADERSHIP STRUCTURE

The Board is responsible for the selection of the Chairman of the Board and the CEO. The Board believes it is in the best interests of Welltower for the Board to make a determination regarding whether to separate the roles of Chairman of the Board and CEO based on the circumstances. Accordingly, these roles may be filled by one individual or by two different individuals. The Board periodically reviews and assesses Welltower’s leadership structure in connection with its review of succession planning.

If the same person holds the CEO and Chairman roles or if the Chairman is not otherwise independent, the independent directors of the Board will designate one of the independent directors as the Lead Director to serve for a period of at least one year. In that case, the specific responsibilities of the independent Lead Director will include:

1.	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of non-employee directors and independent directors;

2.	calling executive sessions of the non-employee and independent directors;

3.	serving as a liaison between the Chairman of the Board and the independent directors;

4.	consulting with the Chairman of the Board regarding company strategy and performance;

5.	consulting with the Chairman regarding agendas for all meetings of the Board as well as contributing to and approving them;

6.	approving Board meeting schedules to provide that there is sufficient time for discussion of all agenda items;

7.

approving information sent to the Board and overseeing that the scope, quality, quantity and timeliness of the flow of information between management and the Board is adequate for the Board to effectively and responsibly perform its duties;

8.	interviewing all Board candidates in coordination with the Chair of the Nominating/Corporate Governance Committee, and making recommendations to such Committee and the Board;

9.

collaborating with the Nominating/Corporate Governance, Compensation and Executive Committees to delineate the respective roles of these committees and the Lead Director with respect to the CEO’s retention, compensation, evaluation and termination;

10.	facilitating the development of a succession plan for the Chairman and CEO;

11.	collaborating with the Chairman of the Board and committee chairs to ensure effective functioning of all committees;

12.

consulting with the Nominating/Corporate Governance Committee regarding Board and committee composition, committee chair selection, the annual performance review of the Board and its committees, and director succession planning;

13.	being available, as appropriate, for consultation and direct communication with major shareholders upon request; and

14.	performing such other duties and responsibilities as described in these Guidelines and as may be requested by the Board from time to time.

I. EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

Executive sessions of non-employee directors are held after regularly scheduled meetings of the Board. If the non-management directors include directors who are not independent, an executive session of independent directors is held at least once each year. The independent Chairman of the Board or the independent Lead Director, as applicable, chairs these executive sessions.

Reviewed and Approved by the Board of Directors of Welltower Inc. on May 2, 2019